Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Old Line Bancshares, Inc.

We consent to the incorporation by reference in the registration statements on Form S-4 (No. 333-206696) and Forms S-8 (Nos. 333-111587, 333-113097, 333-116845, 333-168291 and 333-191464) of Old Line Bancshares, Inc. of our reports, dated March 11, 2016, related to the consolidated balance sheets of Old Line Bancshares, Inc. and Subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in Old Line Bancshares, Inc.’s 2015 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

March 11, 2016